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                              ALLAIRE CORPORATION

                                   EXHIBIT 11

  STATEMENT RE: COMPUTATION OF UNAUDITED NET LOSS PER SHARE AND PRO FORMA NET
                                 LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       2000       1999       2000       1999
                                                      -------    -------    -------    -------
BASIC AND DILUTED:
  Net loss..........................................  $(4,677)   $  (258)   $(1,901)   $(5,787)
                                                      -------    -------    -------    -------
  Weighted average common shares outstanding........   27,287     23,291     27,094     21,705
                                                      -------    -------    -------    -------
  Basic and diluted net loss per share..............  $ (0.17)   $ (0.01)   $ (0.07)   $ (0.27)
                                                      =======    =======    =======    =======

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1999
                                                              ------------------
PRO FORMA BASIC AND DILUTED:
  Net loss..................................................       $(5,787)
     Pro forma weighted average common shares outstanding
      (1)...................................................        21,731
     Shares attributable to the assumed conversion of
      convertible preferred stock upon closing of the
      initial public offering...............................           593
                                                                   -------
          Total pro forma weighted average shares...........        22,324
                                                                   -------
  Pro Forma basic and diluted net loss per share............       $ (0.26)
                                                                   =======

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(1) Includes outstanding common stock subject to repurchase under a stock restriction agreement which lapsed upon the consummation of the initial public offering in January 1999.